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                                                                       Exhibit A

                                                           1300 Wilson Boulevard
 [LOGO OF THE MILLS                                                    Suite 400
    CORPORATION                                       Arlington, Virginia  22209
    APPEARS HERE]                                                 (703) 526-5000


                                     FOR IMMEDIATE RELEASE

                                                 Contact
                                                 Lawrence Winkler
                                                 Director of Investor Relations
                                                 703/526-5039

THE MILLS CORPORATION ANNOUNCES
$284 MILLION DOLLAR FIXED RATE FINANCING
- 94% of the debt portfolio is now fixed rate financing

     ARLINGTON, VA, December 19, 1996 -- The Mills Corporation (NYSE:MLS), owner and operator of super-regional value/entertainment-oriented mega malls, announced today that it has successfully completed a $284 million refinancing of its Gurnee Mills and Potomac Mills projects. This refinancing was achieved through one of the largest investment grade mortgage securitizations completed this year. The securitization has four classes of certificates, all of which were rated investment grade by Fitch Investor Services. The offering was lead-managed by CS First Boston and co-managed by Merrill Lynch.

The securities are payable in seven years with a fixed rate coupon of 7.02%, replacing debt with an average remaining term of two years with an average variable rate coupon of 6.98%. The all-in cost of the new debt is 7.22% compared to an all-in cost of 8.21% for the refinanced debt. As a result of the reduction in the all-in cost of the debt, the company was able to eliminate annual amortization expenses of $3.0 million or $.09 per share on a 1996 pro forma basis. This refinancing reduces the company's exposure to changes in interest rates by replacing substantially all of its variable rate debt with fixed rate long-term financing.

Peter McMillan, President and Chief Operating Officer, commented, "We are very pleased with the market's response to the securitization. We have succeeded in shifting our debt portfolio to 94% fixed rate financing, and demonstrated our ability to secure superior financing for the existing portfolio at investment grade rates. Currently, three of the five existing Mills have been financed with investment grade securitizations, which further substantiates the Mills' projects as high grade collateral for financing. This transaction confirms our commitment to enhance the quality of our balance sheet and FFO."

The Mills Corporation is a fully integrated real estate company based in Arlington, Virginia. The Company currently wholly owns and operates four super-regional
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value retail malls -- Potomac Mills (suburban Washington, DC), Franklin Mills
(Philadelphia, PA), Gurnee Mills (Chicago, IL), Sawgrass Mills (Ft. Lauderdale,
FL), and 11 community centers across the United States. In addition, the Mills Corporation operates and owns 50% of a fifth value entertainment-oriented mega mall, Ontario Mills (Los Angeles, CA), which the Company developed together with its partners Simon DeBartolo Group and Kan Am.


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